Exhibit 17

          FIRST AMENDMENT AND WAIVER TO SENIOR SECURED CREDIT AGREEMENT

      FIRST AMENDMENT, dated as of May 22, 2002 among LQ INVERSIONES FINANCIERAS S.A., a sociedad anonima cerrada subject to the rules of sociedades anonimas abiertas organized and existing under the laws of the Republic of Chile (the "Borrower"), the lenders party hereto and DEUTSCHE BANK AG, a bank organized under the laws of the Federal Republic of Germany, Cayman Islands Branch ("DB Cayman" or the "Administrative Agent"), acting as Lender, Arranger, Administrative Agent and Collateral Agent in the manner and to the extent described in Section 10 of the SENIOR SECURED CREDIT AGREEMENT dated as of January 9, 2002 among the Borrower, DB Cayman, as Arranger, Administrative Agent and Collateral Agent, and various Lenders party thereto (the "Credit Agreement").

                              W I T N E S S E T H :
                              - - - - - - - - - -

      WHEREAS, Section 11.12 of the Credit Agreement provides that neither the Credit Agreement nor any term thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Borrower and the Required Lenders;

      WHEREAS, the Borrower intends (i) to create a new Subsidiary to be denominated "Inversiones SM S.A." or otherwise ("ISM"), 99.9% of the stock of which will be owned by the Borrower, and (ii) transfer 377,528,973 series A shares of SM Chile to ISM, as a result of which the Borrower will reduce its direct participation in such entity from 51.35% to 48.35%;

      WHEREAS, the Borrower has informed the Administrative Agent of its intention to incur new Indebtedness owing to an Affiliate in the amount of $70,000,000 with a maturity date falling after April 30, 2005, without the execution of a Subordination Agreement. The new Indebtedness will be entirely and only used to prepay either the Quinenco Debt or Indebtedness described under number (2) of Schedule 4.12A of the Credit Agreement, i.e. debt with Empresas Penta S.A. et al;

      WHEREAS, the Borrower has requested that the Lenders make Additional Loans in an aggregate principal amount of US$15,000,000 (fifteen million Dollars); and

      WHEREAS, subject to and upon the terms and conditions set forth herein, the Lenders party hereto are willing to waive certain terms of the Credit Agreement and along with the Borrower are willing to amend certain provisions of the Credit Agreement and DB Cayman is willing to grant the Additional Loan to the Borrower on the terms and conditions set forth in the Credit Agreement as hereby amended;

      NOW, THEREFORE, in consideration of the mutual promises contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      SECTION 1

      1.1. Defined Terms. Capitalized terms used herein but not expressly defined have the meanings assigned to them in the Credit Agreement.

      1.2. Credit Agreement. The Credit Agreement shall continue in full force and effect save as amended and supplemented by this amendment (this "Amendment"). This Amendment shall not constitute an amendment or waiver of any provision of the Credit Agreement not expressly referred to herein and shall not be construed as an amendment, waiver or consent to any action on the part of the Borrower that would require an amendment, waiver or consent of the Administrative Agent or the Lenders except as expressly stated herein. Any reference to the "Credit Agreement" in the Credit Documents or any related documents shall be deemed to be a reference to the Credit Agreement as amended by this Amendment.

      SECTION 2

      2.1. Waiver of event which Produces a Change of Control.

      The creation of ISM by the Borrower and the ensuing transfer of 377,528,973 series A shares of SM Chile to ISM would cause a default in the due performance of the covenant set forth in Section 7.11 of the Credit Agreement and would cause a Change of Control as defined in Section 9 of the Credit Agreement and would thereby result in a Default under Sections 8.3 and 8.8, respectively, of the Credit Agreement.

      The Lenders party hereto, as Required Lenders, hereby waive any Default or Event of Default arising under Sections 7.11, 8.3 and/or 8.8 of the Credit Agreement as a result of (i) the creation on or prior to September 30, 2002 of ISM, 99.9% of the stock of which will be owned by the Borrower, and (ii) the concurrent transfer of 377,528,973 unencumbered series A shares of SM Chile to ISM, which transactions shall be effected on or subsequent to the Amendment Effective Date (as defined below).

      2.2 Waiver of Indebtedness covenant.

      The Borrower incurring new Indebtedness owing to an Affiliate in the amount of $70,000,000 with a maturity date falling after April 30, 2005, without the execution of a Subordination Agreement, would cause a default in the due performance of the covenant set forth in Section 7.4 (a) of the Credit Agreement and would thereby result in a Default under Section 8.3 of the Credit Agreement.

      The Lenders party hereto, as Required Lenders, hereby waive any Default or Event of Default arising under Sections 7.4 (a) and 8.3 of the Credit Agreement as a result of the Borrower's incurrence of new Indebtedness owing to an Affiliate in the amount of $70,000,000 with a maturity date falling after April 30, 2005, without the execution of a Subordination Agreement, provided, that the proceeds of the new Indebtedness will be entirely and only used concurrently to prepay either the Quinenco Debt or Indebtedness described under number (2) of
Schedule 4. 12A of the Credit Agreement, i.e. debt with Empresas Penta S.A. et al.

      2.3. Amendments to the Credit Agreement.

      The Credit Agreement is amended as from the Amendment Effective Date as follows:


(i) Section 1.1(a) (ii) is hereby amended and restated in its entirety to read as follows:

      "(ii) Additional Loans. Not later than May 31, 2002, the Borrower, by written notice to the Administrative Agent, may request that the Lenders make an additional loan (each, an "Additional Loan" and, collectively, the "Additional Loans") in an aggregate principal amount not to exceed such Lender's Additional Optional Loan Amount. Subject to and upon the terms and conditions set forth herein, each Lender severally and not jointly agrees to make an Additional Loan to the Borrower in an aggregate principal amount not to exceed such Lender's Additional Optional Loan Amount and which shall be made and initially maintained in a single Borrowing of LIBOR Loans. The Additional Loans shall be made in a single Borrowing on the date specified in the Notice of Borrowing referred to in
      Section 4A.6. and, once repaid or prepaid, may not be reborrowed. Once made in accordance with the terms hereof, any and all Additional Loans shall constitute "Loans" hereunder."

(ii) Section 1.4. is hereby amended by deleting the word "and" at the end of clause (4), replacing the period at the end of clause (5) with "; and" and by adding the following clause (6):

      "(6) except for the initial Interest Period of the Additional Loans, the Interest Periods of all Loans shall be of the same duration."

(iii) The following paragraph shall be inserted as Section 4A.6.:

      "4A.6. Notice of Borrowing. The Borrower shall have given to the Administrative Agent at its Notice Office a Notice of Borrowing at least three Business Day's prior to the Borrowing Date; provided, however, that any such notice shall be deemed to have been given on a certain day only if given before 12:00 Noon (New York time) on such day. Such Notice of Borrowing shall, except as provided in Section 1.5, be irrevocable and shall be given by the Borrower substantially in the form of Exhibit A hereto, appropriately completed to specify the aggregate principal amount of the Additional Loans to be made pursuant to the Borrowing, the date of Borrowing (which shall be a Business Day) and the length of the initial Interest period, provided that the initial Interest Period of the Additional Loans shall end on the same date as the then current Interest Period. The Administrative Agent shall promptly give each Lender required to make such Loans written notice of the proposed Borrowing, of such Lender's proportionate share thereof and of the other matters required to be specified in the Notice of Borrowing."

(iv) Section 5.27. is hereby amended and restated in its entirety to read as follows:

      "5.27 Indebtedness. SM Chile has no Indebtedness or preferred stock outstanding. The Borrower has no Indebtedness or preferred stock outstanding other than the Loans and other Indebtedness listed on Schedule 4.12A. The assets of the Borrower are subject to no

      Lien securing Indebtedness other than Liens created pursuant to the Stock Pledge Agreement, the Negative Pledge Agreement, other Liens listed on
      Schedule 4.12B and Liens created pursuant to Section 6.12."

(v) Section 7.4. is hereby amended by adding the following paragraph (c):

      "(c) The Borrower will not permit ISM to, directly or indirectly, contract, create, incur, assume, suffer or permit to be outstanding any Indebtedness other than unsecured Indebtedness owing to the Borrower in an amount not to exceed US$500,000 at any time."

(vi) Section 7.8. is hereby amended by replacing the word "or" at the end of clause (c) with a comma and by adding the following before ", provided that" in such section:

      "or (e) repay in whole or in part (whether directly, by exercise of any right of set-off or otherwise) the Affiliate Debt, regardless of whether such payment is made at the stated maturity, upon acceleration or otherwise, unless such payment is made after November 30, 2004 and immediately after giving effect to such payment, no Default or Event of Default shall have occurred and be continuing"

(vii) Section 7.9 is hereby amended and restated in its entirety to read as follows:

      "Limitation on Certain Restrictions on Subsidiaries. The Borrower will not, and will not permit any of the Bank, SM Chile, SAOS or ISM to directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any of the Bank, SM Chile, SAOS or ISM to pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by the Borrower or any of the Bank, SM Chile, SAOS or ISM, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Credit Documents, (iii) any agreement in effect on the Effective Date (as such agreement is in effect on the Effective Date), (iv) any agreement or instrument entered into after the Effective Date pursuant to which Indebtedness was incurred if the encumbrances or restrictions created thereby are, in the good faith judgment of the Borrower, no more restrictive than such encumbrances and restrictions as exist under or by reason of any agreement in effect on the Effective Date (as such agreement is in effect on the Effective Date) and (v) any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of contracts, instruments or obligations of any agreement referred to in clause (iii) or (iv) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refunding, replacements or refinancing taken as a whole are, in the good faith judgment of the Borrower, no more restrictive with respect to such encumbrances and restrictions than those contained in the encumbrances and restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing."

(viii) Section 8.4 (b) is hereby amended and restated in its entirety to read as follows:

      "(b) Any Indebtedness of the Bank, SM Chile, SAOS or ISM shall be declared to be (or shall become) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof; provided, however, that it shall not be a Default or an Event of Default under this Section 8.4(b) unless the aggregate principal amount (or, with respect to Indebtedness under Interest Rate Protection Agreements, Hedging Agreements or any similar type of agreement, the termination amount) of all such Indebtedness is at least $30,000,000; or"

(ix) Section 8.5 is hereby amended and restated in its entirety to read as follows:

      "Bankruptcy. etc. Any of the Borrower, the Bank, SM Chile, SAOS or ISM shall commence a voluntary case concerning itself under any bankruptcy law of Chile (including, for these purposes, Title XV of the Chilean General Banking Act) or any other jurisdiction or Title 11 of the United States Code entitled "Bankruptcy," as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code") or an involuntary case is commenced against any of the Borrower, the Bank, SM Chile, SAOS or ISM under any such laws, and the petition is not controverted within 10 days, or is not dismissed within 30 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) or sindico is appointed for, or takes charge of, all or substantially all of the property of any of the Borrower, the Bank, SM Chile, SAOS or ISM, or any of the Borrower, the Bank, SM Chile, SAOS or ISM commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to itself, or there is commenced against any of the Borrower, the Bank, SM Chile, SAOS or ISM any such proceeding which remains undismissed for a period of 30 days, or any of the Borrower, the Bank, SM Chile, SAOS or ISM is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or any of the Borrower, the Bank, SM Chile, SAOS or ISM suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 30 days; or any of the Borrower, the Bank, SM Chile, SAOS or ISM makes a general assignment for the benefit of creditors; or any of the Borrower, the Bank, SM Chile, SAOS or ISM shall generally not pay its debts as they become due or there shall otherwise occur a cesacion de pagos (within the meaning of Chilean or other applicable law); or any corporate action is taken by any of the Borrower, the Bank, SM Chile, SAOS or ISM for the purpose of effecting any of the foregoing; or"

(x) Section 8.11. is hereby amended by adding the word "or" at the end of such section.

(xi) The following paragraph shall be inserted as Section 8.12.:

      "8.12. Payment of fees. The Borrower shall fail to pay to the Administrative Agent the fee set forth in the Fee Letter in connection with the Additional Loan on or before the date set forth therein;"

(xii) The following definitions are added to Section 9 in alphabetical order:

      ""Affiliate Debt" shall mean Indebtedness of the Borrower to be owed to Andsberg Finance Corp. Ltd. in an aggregate principal amount not in excess of US$70,000,000, all of the proceeds of which will be applied concurrently with its incurrence thereof to prepay either Quinenco Debt or Indebtedness described under number (2) of Schedule 4.12A of this Agreement. The Affiliate Debt shall not bear interest at a rate which is higher than LIBOR plus 2.6% per annum (including interest, fees and any other amounts payable thereunder, other than principal and applicable taxes and any amounts paid pursuant to any "gross-up" included thereunder), nor contemplate payments of principal on or before November 30, 2004."

      ""ISM" shall mean a sociedad anonima to be organized under the laws of the Republic of Chile under the name of"Inversiones SM S.A." or otherwise, 99.9% of the stock of which will be owned by the Borrower."

(xiii) The definition of Change of Control under Section 9 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

      ""Change of Control" shall mean the occurrence of any one or more of the following: (i) the Borrower shall transfer any voting securities of Banco de Chile to SM Chile or any other Restricted Subsidiary; (ii) the Borrower
      (x) shall cease to own directly or indirectly voting securities representing more than 50% of the aggregate voting power of the outstanding voting securities of Banco de Chile or shall not have the unrestricted power directly or indirectly (by ownership of equity stock, contract or otherwise) to elect, or for any reason shall not have elected, directly or indirectly, a majority of the directors of Banco de Chile, (y) shall cease to own voting securities representing more than 20% of the economic value of the outstanding equity securities of Banco de Chile or voting securities representing 48.35% or more of the economic value of the outstanding equity securities of SM Chile or (z) shall cease to own voting securities representing 99.9% of the aggregate voting power of the outstanding equity securities of ISM; (iii) Quinenco (x) shall cease to own, directly or indirectly, voting securities representing more than 50% of the aggregate voting power of the outstanding equity securities of the Borrower or shall not be entitled (by ownership of voting stock, contract or otherwise) to elect, directly or indirectly, or for any reason shall not have elected; directly or indirectly, a majority of the directors of the Borrower or (y) shall cease to own, directly or indirectly, voting securities representing more than 50% of the economic value of the outstanding equity securities of the Borrower; (iv) the Luksic Group (x) shall cease to own, directly or indirectly, voting securities representing more than 50% of the aggregate voting power of the outstanding equity securities of Quinenco or shall not be entitled (by ownership of voting stock, contract or otherwise) to elect, or for any reason shall not have elected, directly or indirectly, a majority of the directors of Quinenco or (y) shall cease to own, directly or indirectly, voting securities representing more than 50% of the economic value of the outstanding equity securities of Quinenco ; (v) SM Chile shall cease to own voting securities representing 18.48% or more of the economic value of the outstanding equity securities of Banco de Chile or voting securities representing 100% of the economic value of the outstanding equity securities of SAOS; (vi) SAOS shall cease to own voting securities representing 42% or more of the economic value of the -outstanding equity securities of Banco de Chile; or
      (vii) ISM shall cease to own voting securities representing more than 1.65% of the economic value of the outstanding equity securities of SM Chile. For purposes of this definition, (x) the terms "beneficially own" and "group" shall have the respective meanings ascribed to them pursuant to Section 13(d) of the U.S. Securities Exchange Act of 1934, as amended
      (y) any Person or group shall be deemed to beneficially own any voting securities beneficially owned by any other Person (the "parent entity") so long as such Person or group beneficially owns, directly or indirectly, voting securities of the parent entity representing at least a majority of the voting power of the then outstanding voting securities of the parent entity and no other Person or group has the right to designate or appoint a majority of the directors of such parent entity and (z) in the event that a specified person owns voting securities in one or more holding companies having voting securities in the referenced entity, the voting securities in each holding company will be attributed a voting power in the referenced entity equal to the product of (A) the percentage of the holding company voting power represented by such voting securities multiplied by (B) the percentage of the referenced entity voting power represented by the voting securities in such referenced entity owned by the holding company. For purposes of this definition, the term "economic value" shall mean on the date of determination the value of the shares of SM Chile or Banco de Chile, as the case may be, as determined by the most recent share price of such security on the Santiago Stock Exchange."

(xiv) The definition of Restricted Subsidiary under Section 9 of the Credit Agreement is hereby amended and restated in its entirety as follows:

      ""Restricted Subsidiary" shall mean any Subsidiary of the Borrower (including, without limitation, ISM), other than Banco de Chile, and any of their respective Subsidiaries."

(xv) Schedule A is hereby replaced in its entirety with Schedule A hereto.

      SECTION 3

      3.1. Conditions to Effectiveness. (a) Except as set forth in paragraph (b) below, this Amendment shall become effective on the date (the "Amendment Effective Date") when all of the following conditions have been satisfied:

      (i) Execution of Counterparts. The Administrative Agent shall have received counterparts of this Amendment, duly executed and delivered on behalf of the Borrower and the

      (ii) Payment of Expenses. The Administrative Agent shall have received payment of or reimbursement for all of its reasonable out-of-pocket costs and expenses incurred in connection with this Amendment and any other documents prepared in connection herewith, including, without limitation, the reasonable fees and disbursements of Claro y Cia. and Debevoise & Plimpton, counsel to the Administrative Agent.

      (iii) Legal Opinion. The Administrative Agent shall have received from Chilean counsel to the Borrower, an opinion addressed to each of the Agents and each of the Lenders and dated the date hereof, reasonably satisfactory in form and substance to counsel to the Administrative Agent.

      (iv) Legal Details, etc. All documents executed or submitted pursuant hereto shall be satisfactory in form and substance to the Administrative Agent and its counsel. The Administrative Agent and its counsel shall have received all information and such counterpart originals or such certified or other copies or such materials, as the Administrative Agent or its counsel may reasonably request, and all legal matters incident to the transactions contemplated by this Amendment shall be satisfactory to the Administrative Agent and its counsel.

      (v) No Default. No Default or Event of Default shall have occurred and be continuing on the Amendment Effective Date or after giving effect to this Amendment.

      (b) The amendment to the Credit Agreement set forth in Section 2.3.(xiii) of this Amendment shall become effective on the later of the Amendment Effective Date and the date ISM is incorporated and at least 99.9% of its voting securities have been issued to the Borrower.

      3.2. Representations and Warranties. In order to induce the Administrative Agent and the Lenders to enter into this Amendment, the Borrower hereby represents and warrants to the Administrative Agent and the Lenders that the representations and warranties of the Borrower contained in the Credit Documents are true and correct in all material respects on and as of the Amendment Effective Date (after giving effect hereto) as if made on and as of the Amendment Effective Date (except where such representations and warranties expressly relate to an earlier date in which case such representations and warranties were true and correct in all material respects as of such earlier date); provided that all references to the "Credit Agreement" in any Credit Document shall be and are deemed to mean the Credit Agreement as amended hereby.

      3.3. Acknowledgment and Reaffirmation. The Borrower hereby reaffirms, as of the Amendment Effective Date, (a) the covenants and agreements contained in each Credit Document to which it is a party, including, in each case, as such covenants and agreements may be modified by this Amendment and the transactions contemplated hereby, and (b) its obligations with respect to collateral security under each other Credit Document to which it is a party.

      3.4. Course of Dealing, etc. The Borrower hereby acknowledges and agrees that the acceptance by each Lender of this document shall not be construed in any manner to establish any course of dealing on any Lender's part, including the providing of any notice or the requesting of any acknowledgment not otherwise expressly provided for in any Credit Document with respect to any future amendment, waiver, supplement or other modification to any Credit Document or any arrangement contemplated by any Credit Document.

      SECTION 4

      4.1. Governing Law. This Amendment and the rights and obligations of the parties hereunder shall be construed in accordance with and be governed by the laws of the State of New York, without regard to principles of conflicts of law to the extent the application of the laws of another jurisdiction would be required thereby.

      4.2. Counterparts. This Amendment may be executed by the parties hereto in any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

                            [SIGNATURE PAGES FOLLOW]

      IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Amendment as of the date first above written.

Address:

Calle Enrique Foster Sur 20              LQ INVERSIONES FINANCIERAS S.A.,
Piso 14                                          as Borrower
Las Condes, Santiago de Chile
Attention: Luis Fernando Antunez B.
Fax No." (562) 750-7101                  By:
                                             -----------------------------------
                                         Name:   Francisco Perez Mackenna
                                         Title:  President


                                         By:
                                             -----------------------------------
                                         Name:   Luis Fernando Antunez B.
                                         Title:  General Manager


Address:

P.O. Box 1984 GT                         DEUTSCHE BANK AG
Elizabethan Square                       CAYMAN ISLANDS BRANCH, as
Georgetown, Grand Cayman                         administrative Agent and Lender
British West Indies
Attention: Enrique Landaeta
Fax No." (562) 750-7101                 By:
                                            ------------------------------------
                                        Name:  Anand Dutta
                                        Title: Attorney-in-Fact


                                        By:
                                            ------------------------------------
                                        Name:  Thomas Fries
                                        Title: Vice President

Address:

Martensdamm                             LANDESBANK SCHLESIG-HOLSTEIN
D-24103                                 GIROZENTRAL, as Lender
Kiel, Germany


                                        By:
                                            ------------------------------------
                                        Name:  Christian Rossa
                                        Title: Senior Vice President


                                        By:
                                            ------------------------------------
                                        Name:  Frank Otten
                                        Title: Senior Vice President

This Page is a Signature Page to the First Amendment and Waiver to Senior Secured Credit Agreement dated as of 22 May 2002 among LQ Inversiones Financieras S.A. (the Borrower), the lenders party hereto and Deutsche Bank AG (DB Cayman or the Administrative Agent) acting as Lender, Arranger, Administrative Agent and Collateral Agent.

Address:

Neuer Jungerstieg 16                    DRESDNER BANK LATEINAMERIKA
D-20354                                 AKTIENGESELLSCHAFT, as Lender
Hamburg, Germany


                                        By:
                                            ------------------------------------
                                        Name:  Jezierski
                                        Title: Asst. Treasurer


                                        By:
                                            ------------------------------------
                                        Name:  Bischoff
                                        Title: Asst. Treasurer

Address:

Av. Libertador Bernardo O'Higgins 949,  BANCO DESARROLLO, as Lender
Piso 3
Santiago, Chile

                                        By:
                                            ------------------------------------
                                        Name:  Jose Massaro Olmeno
                                        Title: Gerente General Adjunto Comercial


                                        By:
                                            ------------------------------------
                                        Name:  Ignacio Leon Corral
                                        Title: Gerente Zonal Metrop. Centro.

Address:

Augustinas 621, Piso 5                  BANCO SECURITY S.A., as Lender
Santiago, Chile


                                        By:
                                            ------------------------------------
                                        Name:  Christian Sinclair Manley
                                        Title: Chief Corporate Banking Officer


                                        By:
                                            ------------------------------------
                                        Name:  Alejandro Arteaga Infante
                                        Title: Corporate Banking Officer

SCHEDULE A

              LOAN COMMITMENTS AND ADDITIONAL OPTIONAL LOAN AMOUNTS

                                                             Additional Optional
Lender                             Loan Commitment           Loan Amount
------                             ---------------           -----------

Deutsche Bank AG                   $18,000,000               $15,000,000
Cayman Islands
Branch

Landesbank                         $15,000,000
Schleswig-Holstein
Girozentrale

Dresdner Bank                      $20,000,000
Lateinamerika
Aktiengesellschaft

Banco del Desarrollo                $7,000,000

Banco Security S.A.                 $5,000,000

Total:                              $65,000,000              $15,000,000
                                    -----------              -----------